Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements of Sonic Automotive, Inc. (which report on the financial statement expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the provisions of Statements of Financial Accounting Standards No. 123 (R), Share-Based Payment, and the application of the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Sonic Automotive, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

April 27, 2007